CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208082 of our report dated September 9, 2017, relating to the audited balance sheets of Tri-State Technical Services, Inc. as of December 31, 2016 and December 31, 2015, and the related statements of income, statements of shareholder’s equity, and statements of cash flows for each of the two years ended December 31, 2016 and 2015, and the related notes thereto, appearing in this Current Report on Form 8-K/A of EnviroStar, Inc.

/s/ Aprio, LLP, formerly known as (F/K/A), Habif, Arogeti and Wynne, LLP

Atlanta, Georgia

November 8, 2017